Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 11, 2016, relating to the financial statements and the effectiveness of Natural Gas Services Group, Inc.'s (the "Company") internal control over financial reporting, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ BDO USA LLP
Houston, Texas
July 6, 2016